Exhibit 99.1
ENERGY TRANSFER EQUITY
REPORTS QUARTERLY RESULTS
FOR THE PERIOD ENDED JUNE 30TH
Dallas — August 10, 2009 — Energy Transfer Equity, L.P. (NYSE:ETE) today reported Distributable Cash of $119.8 million and net income of $141.8 million for the three months ended June 30, 2009. Distributable Cash is a “non-GAAP measure” as explained below.
For the three months ended June 30, 2009, ETE’s Distributable Cash was $119.8 million, an increase of $22.7 million over the three months ended June 30, 2008. For the six months ended June 30, 2009, ETE’s Distributable Cash was $238.9 million, an increase of $42.5 million over the six months ended June 30, 2008. The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no operating activities apart from those conducted by the operating subsidiaries within ETP. ETE’s principal uses of cash are for distributions to its general and limited partners, expenses and debt service.
ETE’s net income attributable to its partners decreased $16.0 million for the three months ended June 30, 2009 to $104.4 million as compared to $120.4 million for the three months ended June 30, 2008. Net income attributable to its partners increased $8.8 million for the six months ended June 30, 2009 to $255.9 million as compared to $247.1 million for the six months ended June 30, 2008. The decrease between the three month periods is primarily attributable to a decrease in operating income and an increase in interest expense on a consolidated basis, while the increase between the six month periods is due primarily to net unrealized losses on non-hedged interest rate derivatives recorded during the first quarter of 2008.
ETE also announced that it has filed its quarterly report on Form 10-Q for the three months ended June 30, 2009 with the Securities and Exchange Commission. ETE has posted a copy of this Form 10-Q on its website at www.energytransfer.com. The Partnership has scheduled a conference call for 9:00 a.m. Central Time, Tuesday, August 11, 2009 to discuss the second quarter results. The dial-in number is 1-888-423-3273, participant code: Energy Transfer. The call will be available for replay on the Partnership’s website for a limited time.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnership defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows to planned cash distributions.
Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash is presented for the three and six months ended June 30, 2009 and 2008 for comparative purposes.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts:
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-504-2260 (office)
214-498-9272 (cell)
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ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$114,361	$92,023
Marketable securities	9,630	5,915
Accounts receivable, net of allowance for doubtful accounts	388,324	591,257
Accounts receivable from related companies	32,233	15,142
Inventories	187,654	272,348
Deposits paid to vendors	51,987	78,237
Exchanges receivable	27,596	45,209
Price risk management assets	4,272	5,423
Prepaid expenses and other current assets	55,973	75,441

Total current assets	872,030	1,180,995

PROPERTY, PLANT AND EQUIPMENT, net	9,013,750	8,702,534
ADVANCES TO AND INVESTMENTS IN AFFILIATES	374,922	10,110
GOODWILL	764,538	773,283
INTANGIBLES AND OTHER ASSETS, net	410,069	402,980

Total assets	$11,435,309	$11,069,902

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	June 30,	December 31,
	2009	2008

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$284,097	$381,933
Accounts payable to related companies	7,094	34,495
Exchanges payable	22,793	54,636
Customer advances and deposits	73,031	106,679
Accrued and other current liabilities	273,507	313,140
Price risk management liabilities	60,742	142,432
Interest payable	156,154	115,487
Income taxes payable	3,880	14,298
Deferred income taxes	—	589
Current maturities of long-term debt	44,416	45,232

Total current liabilities	925,714	1,208,921

LONG-TERM DEBT, less current maturities	7,265,314	7,190,357
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	80,487	121,710
DEFERRED INCOME TAXES	203,588	194,871
OTHER NON-CURRENT LIABILITIES	14,571	14,727

COMMITMENTS AND CONTINGENCIES

	8,489,674	8,730,586

EQUITY:
Partners’ Capital (Deficit):
General Partner	373	155
Limited Partners:
Common Unitholders (222,898,248 and 222,829,956 units authorized, issued and outstanding at June 30, 2009 and December 31, 2008, respectively)	54,882	(15,762)

Accumulated other comprehensive loss	(57,736)	(67,825)

Total partners’ deficit	(2,481)	(83,432)
Noncontrolling interest	2,948,116	2,422,748

Total equity	2,945,635	2,339,316

Total liabilities and equity	$11,435,309	$11,069,902

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit and unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES:
Natural gas operations	$948,233	$2,375,637	$2,060,188	$4,383,484
Retail propane	179,770	249,449	667,677	847,587
Other	23,687	28,265	53,799	61,525

Total revenues	1,151,690	2,653,351	2,781,664	5,292,596

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	542,004	1,952,569	1,274,117	3,529,837
Cost of products sold — retail propane	78,070	163,962	298,292	556,517
Cost of products sold — other	5,919	7,541	12,723	17,436
Operating expenses	176,681	197,143	358,454	376,113
Depreciation and amortization	79,229	65,476	154,888	127,359
Selling, general and administrative	54,756	44,720	112,061	95,465

Total costs and expenses	936,659	2,431,411	2,210,535	4,702,727

OPERATING INCOME	215,031	221,940	571,129	589,869

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(119,559)	(90,543)	(220,950)	(170,997)
Equity in earnings (losses) of affiliates	1,673	(169)	2,170	(95)
Gains (losses) on disposal of assets	181	515	(245)	(936)
Gains (losses) on non-hedged interest rate derivatives	49,911	27,178	59,962	(4,458)
Allowance for equity funds used during construction	(1,839)	15,660	18,588	25,548
Other, net	(377)	1,567	324	9,519

INCOME BEFORE INCOME TAX EXPENSE	145,021	176,148	430,978	448,450
Income tax expense	3,263	9,330	9,470	14,474

NET INCOME	141,758	166,818	421,508	433,976

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	37,383	46,424	165,597	186,877

NET INCOME ATTRIBUTABLE TO PARTNERS	104,375	120,394	255,911	247,099

GENERAL PARTNER’S INTEREST IN NET INCOME	322	373	791	765

LIMITED PARTNERS’ INTEREST IN NET INCOME	$104,053	$120,021	$255,120	$246,334

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.47	$0.54	$1.14	$1.11

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,898,248	222,829,956	222,898,157	222,829,956

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.47	$0.54	$1.14	$1.10

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,898,248	222,829,956	222,898,157	222,829,956

ENERGY TRANSFER EQUITY, L.P. — PARENT COMPANY
DISTRIBUTABLE CASH
(Dollars in thousands, except per unit)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the following periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Distributable Cash:
Cash distributions expected from Energy Transfer Partners, L.P. associated with:
General partner interest (1):
Standard distribution rights	$4,861	$4,377	$9,721	$8,357
Incentive distribution rights	84,164	75,692	168,310	143,494
Less: Expected General Partner contribution to ETP to maintain its 2% interest	—	(13,098)	(3,354)	(13,098)
Limited partner interest (1):
62,500,797 Common units	55,860	55,860	111,720	110,158

Total cash expected from Energy Transfer Partners, L.P. (1)	144,885	122,831	286,397	248,911
Deduct expenses of the Parent Company on a stand-alone basis:
Parent Company-related expenses	(701)	(1,207)	(2,603)	(4,056)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate derivatives	(24,426)	(24,553)	(44,888)	(48,456)

Distributable Cash	$119,758	$97,071	$238,906	$196,399

Cash distributions to be paid to the partners of Energy Transfer Equity, L.P. (2):

Distribution per limited partner unit as of the end of the period	$0.5350	$0.4800	$1.0600	$0.4800

Distributions to be paid to public unitholders	50,819	45,562	100,688	87,327
Distributions to be paid to affiliates	68,431	61,396	135,583	117,676
Distributions to be paid to general partner	370	332	733	637

Total cash distributions to be paid by Energy Transfer Equity, L.P. to its limited and general partners (2)	$119,620	$107,290	$237,004	$205,640

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activities” for the Parent Company on a stand-alone basis:
Net income attributable to partners	$104,375	$120,394	$255,911	$247,099
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(110,941)	(116,872)	(287,534)	(302,344)
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	144,885	122,831	286,397	248,911
Amortization included in interest expense	1,420	752	4,162	1,504
Other non-cash	138	(3)	277	10
Unrealized gains and losses on non-hedged interest rate swaps	(20,119)	(30,031)	(20,307)	1,219

Distributable Cash	119,758	97,071	238,906	196,399

Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution expected from Energy Transfer Partners, L.P.	(144,885)	(122,831)	(286,397)	(248,911)
Cash distribution received from Energy Transfer Partners, L.P. (3)	141,485	126,079	281,205	276,463
Deferred income taxes	(573)	—	(573)	—
Net changes in operating assets and liabilities	251	(236)	(2,501)	8,532

Net cash provided by operating activities for Parent Company on a stand-alone basis	$116,036	$100,083	$230,640	$232,483

(1)	For the three months ended June 30, 2009, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions in respect of the three months ended June 30, 2009 payable on August 14, 2009 to holders of record on the close of business on August 7, 2009. For the three months ended June 30, 2008, cash distributions received from Energy Transfer Partners, L.P. consists of cash distributions paid on August 14, 2008 for the three months ended June 30, 2008.

For the six months ended June 30, 2009, cash distributions received or expected to be received from Energy Transfer Partners, L.P. consists of cash distributions paid on May 15, 2009 in respect of the quarter ended March 31, 2009 and cash distributions in respect of the three months ended June 30, 2009 payable on August 14, 2009 to holders of record on the close of business on August 7, 2009. For the six months ended June 30, 2008, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions paid on May 15, 2008 in respect of the quarter ended March 31, 2008 and cash distributions in respect of the three months ended June 30, 2008 paid on August 14, 2008 to holders of record on the close of business on August 7, 2008.

(2)	For the three months ended June 30, 2009, cash distributions expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions in respect of the three months ended June 30, 2009 payable on August 19, 2009 to holders of record on August 7, 2009. For the three months ended June 30, 2008, cash distributions paid or expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions paid on August 19, 2008 for the three months ended June 30, 2008.

For the six months ended June 30, 2009, cash distributions paid or expected to be paid by Energy Transfer Equity, L.P. consist of cash distributions paid on May 19, 2009 in respect of the quarter ended March 31, 2009 and cash distributions in respect of the three months ended June 30, 2009 payable on August 19, 2009 to holders of record on the close of business on August 7, 2009. For the six months ended June 30, 2008, cash distributions expected to be paid by Energy Transfer Equity, L.P. consist of cash distributions paid on May 15, 2008 in respect of the quarter ended March 31, 2008 and cash distributions in respect of the three months ended June 30, 2008 paid on August 14, 2008 to holders of record on the close of business on August 7, 2008.

(3)	Cash distributions received from Energy Transfer Partners, L.P. for the six months ended June 30, 2008 reflect a one-time distribution for the four-month transition period related to Energy Transfer Partners, L.P.’s change of its fiscal year from August 31 to December 31 during 2007.